Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby constitute and appoint each of Tom Adams, Michael Wu, and Catherine Runion individually, as my lawful attorney-in-fact, with full power of substitution and resubstitution, to act in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on this 15th day of April, 2009.

Signature:	/s/ JOHN T. COLEMAN